Exhibit 10.1

Janus Capital Group Inc.

SEVERANCE RIGHTS AGREEMENT

THIS SEVERANCE RIGHTS AGREEMENT (this “Agreement”) is made this 1st day of February, 2010 (“Effective Date”) by and between Janus Capital Group Inc., a Delaware corporation (the “Company”), and Richard M. Weil (the “Executive”).

WHEREAS, in partial consideration for the continued employment of the Executive with the Company and the severance benefits hereunder, the Company wishes to enter into this Agreement with the Executive upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

1.                                      Term of Agreement.

The term of this Agreement shall commence on the Effective Date and will expire as of the close of business on February 1, 2015.

2.                                      Definitions.

Capitalized terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in this Section 2.

(a)           “Affiliate” shall mean, with respect to any individual or entity, any other individual or entity which, directly or indirectly, controls, is controlled by or is under common control with such individual or entity.

(b)           “Base Salary” shall mean the Executive’s annual base compensation rate for services paid by the Company to the Executive at the time immediately prior to the Executive’s termination of employment, as reflected in the Company’s payroll records.  Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation or any other additional compensation, but shall include amounts reduced pursuant to the Executive’s salary reduction agreement under Section 125, 132(f)(4) or 401(k) of the Code, if any, or a nonqualified elective deferred compensation arrangement, if any, to the extent that in each such case the reduction is to Base Salary.

(c)           “Cause” shall mean: (i) the Executive’s continued failure to substantially perform his duties to the extent consistent with his position as CEO of a publicly traded company that has not been cured within fifteen (15) days after a written demand for substantial performance is delivered to the Executive by the Board of Directors of the Company (the “Board”), which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties; (ii) any act of fraud, dishonesty, or other willful misconduct by the Executive that is materially injurious to the Company, monetarily or otherwise; (iii) the Executive’s significant failure to comply with relevant regulations; (iv) the Executive’s failure to comply with corporate policies or procedures of the Company or its subsidiaries, as documented, after written notice of such failure and fifteen (15) days within which to cure such failure, if that failure to comply is materially injurious to the Company, monetarily or otherwise; or (v) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony.

(d)           “Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

(e)           “Disability” shall have the meaning set forth in Section 409A of the Code.

(f)            “Good Reason” shall mean the occurrence (without the Executive’s express written consent) of any one of the following: (i) a reduction in the Executive’s total target compensation as in effect from time to time (other than an inconsequential or insignificant reduction in such total target compensation, but not including any reduction related to a general compensation reduction applicable to other senior executive members of the Company’s management ), (ii) a material negative adverse change in the Executive’s duties or responsibilities with the Company (other than: (a) any such alteration primarily attributable to the acquisition by any person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 20% or more of the then outstanding shares of common stock of the Company or 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, which constitutes a “change in control” for purposes of the Executive’s separate Change in Control Agreement; or (b) temporarily while the Executive is physically or mentally incapacitated), or (iii) the relocation of the Executive’s principal place of business beyond forty (40) miles from Denver.  As a condition to the Executive’s right to terminate the Executive’s employment with the Company for “Good Reason,” (i) the Executive must give the Company written notice, setting forth with reasonable specificity the events alleged to constitute “Good Reason” hereunder, within sixty (60) calendar days following the date upon which the Executive has knowledge of such events, (ii) the Company must fail to cure such events, if such events are susceptible to cure, within fifteen (15) calendar days following receipt of such written notice from the Executive, and (iii) the Executive must actually terminate employment within fifteen (15) days following the expiration of the Company’s fifteen (15) day cure period described above.  If the Executive does not timely do so, the right to terminate for Good Reason shall lapse and be deemed waived, and the Executive shall not thereafter have the right to terminate for Good Reason on account of the circumstance giving rise to such notice, in which case the provisions of this paragraph shall once again apply, but in which case no consideration shall be given to the other, prior circumstance that precipitated a notice by Executive of a purported right to terminate for Good Reason.

3.                                      At-Will Employment.

The Executive acknowledges and agrees that the Executive’s employment with the Company is and shall remain “at-will” and the Executive’s employment with the Company may be terminated at any time and for any reason (or no reason) by the Company or the Executive, with or without notice.  During the period of the Executive’s employment with the Company, the Executive shall only report to the Board and perform such duties and fulfill such responsibilities as reasonably requested by the Company from time to time commensurate with the Executive’s position with the Company as the CEO to the extent consistent with the role of a CEO of a company of similar size and nature to the Company.

4.                                      Severance.

(a)           Severance Payments.  Subject to the conditions set forth in Sections 4(f) and 14 hereof, in the event of a termination of the Executive’s employment (i) by the Company other than for Cause, or (ii) by the Executive for Good Reason, the Executive shall be entitled to receive a lump sum cash payment of $5,000,000.  Such payment will be made within 30 days following the date the Company receives a release as described in Section 4(f) below.  Any severance payments hereunder shall be in lieu of any other severance payments to which the Executive would be entitled pursuant to any other severance plans, programs, arrangements, or policies of the Company, and shall be considered a part of, and not in addition to, any amounts that may be payable to the Executive under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(b)           COBRA Coverage.  Upon the Executive’s termination of employment with the Company (i) by the Company other than for Cause or (ii) by the Executive for Good Reason, the Executive shall be entitled to elect to receive continued medical, dental and vision coverage for the applicable statutory period under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), as amended, for the benefit of the Executive and the Executive’s eligible dependents.  The benefits otherwise receivable under this Section 4(b) will be eliminated or reduced to the extent benefits of the same or similar type are received by or made available to Executive during the applicable statutory period following Executive’s date of termination of employment, and Executive undertakes to promptly report to the Company the receipt of such benefits.  The amount of the benefits provided pursuant to this Section 4(b) during any calendar year may not affect benefits provided in any other calendar year.  If the Executive timely elects to participate in the COBRA program and subject to the condition set forth in Sections 4(f) and 14 hereof, the Company will pay the full cost of the premiums for such continued medical, dental and vision coverage directly to the COBRA insurance carrier(s) for the period of twelve (12) calendar months following Executive’s date of termination.

(c)           Long-Term Incentive (“LTI”) Awards.  Upon the Executive’s termination of employment (i) by the Company other than for Cause (ii) by the Executive for Good Reason or (iii) due to death or Disability, any unvested LTI awards granted to the Executive, including without limitation, unvested shares of Company restricted stock, unvested options to purchase Company stock (“stock options”) and unvested mutual fund unit awards held by the Executive at the time of termination of employment shall immediately vest; provided however, that if any such LTI award is subject to performance-based vesting criteria, it shall only vest and be payable if, and at such time that, the performance criteria are satisfied and certified by the Company’s Compensation Committee, unless the termination was due to death or Disability (so that no such certification is needed).  Subject to Section 14, the Company shall pay and transfer to Executive in full all such LTI awards, each of which shall remain governed by the applicable award agreement and the LTI compensation plan, if any under which any such award is granted; provided, however, that all stock options shall remain exercisable for the remainder of each stock option award’s original term.

(d)           Payment of Cash Bonus.  In the event of a termination of the Executive’s employment (i) by the Company other than for Cause, (ii) by the Executive for Good Reason or (iii) due to death or Disability, after the end of a calendar year but prior to the payment in due course of the cash portion of any bonus earned by the Executive for such prior calendar year, the total amount of such earned but unpaid cash bonus for the Executive’s last full calendar year of employment before the date of termination shall be paid to Executive within thirty (30) days following the date the Company receives a release as described in Section 4(f) below; provided however, that if any such cash bonus is subject to performance-based criteria, it shall only be payable if the performance criteria are satisfied and certified by the Company’s Compensation Committee, unless the termination was due to death or Disability (so that no such certification is needed).

(e)           Death or Disability.  Subject to the condition set forth in Section 14 hereof, if Executive’s employment is terminated by reason of Executive’s death or Disability (and, in the case of the Executive’s Disability, provided that the Executive complies with the then-current long-term disability policy of the Company), the Company will pay to Executive or Executive’s estate or beneficiaries (as applicable) a lump sum cash payment of $5,000,000, with such payment to be made within thirty (30) days of the date of termination.

(f)            General Release.  The receipt of the payments described in Sections 4(a), 4(b), 4(c) and 4(d) hereof shall be conditioned upon the execution and non-revocation by the Executive and the Company of a general release of all claims in such form as attached as Exhibit A.  Such release shall be executed and delivered by Executive and the Company (and no longer subject to revocation, if applicable) within forty-five (45) days following the date of termination.

(g)           Other Terminations of Employment.  In the event that the Executive’s employment with the Company is terminated for any reason (or no reason), the Company shall pay the Executive (or the Executive’s legal representative) any earned but unpaid Base Salary and any unreimbursed expenses through the Executive’s final date of employment with the Company.  In the event that the Executive’s employment with the Company is terminated by the Company for Cause or by the Executive other than for Good Reason, death or Disability, the Company shall have no further obligations to the Executive, except as provided in Section 4(h) hereof and this Section 4(g).

(h)           Other Benefits.

(i)            The benefits payable to the Executive under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as provided specifically herein, and upon termination of employment, the Executive shall receive such benefits or payments, if any, as the Executive may be entitled to receive pursuant to the terms of such plans, programs and arrangements.

(ii)           This Agreement will not affect the Executive’s rights of indemnification and defense or his access to directors and officers insurance coverage pursuant to the Company’s Certificate of Incorporation or its By-Laws, the laws of the State of Delaware and relevant insurance contracts entered into by the Company and its Affiliates.

(iii)          For avoidance of doubt, the parties hereto agree that if the Executive is entitled to any severance payments under any change in control agreement entered into between the Executive and the Company or any of its Affiliates, the Executive shall not be entitled to any severance and/or welfare benefits under this Agreement and such change in control agreement will govern.

(iv)          Except for the obligations of the Company provided by this Agreement and any other plans, programs or agreements referred to herein(including, without limitation, pursuant to this section 4(h)), the Company shall have no further obligations to the Executive upon termination of employment.

(i)            Notice of Termination.  Any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 7 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i), (ii) or (iii) of the definition of Cause herein, and specifying the particulars thereof in detail

(j)            No Accumulation of Benefits. Executive’s right to severance payments and/or welfare benefits under any subsection of this Agreement shall be paid with respect to a single type of termination event, and such payments and benefits from one termination event cannot be cumulated with rights arising under this Agreement on account of another termination event.  Accordingly, the parties agree that if more than one type of termination event giving rise to Executive’s right to severance payments and/or welfare benefits could be deemed to occur from the same set of circumstances, Executive shall only be entitled to severance payments and/or welfare benefits for a single termination event under this Agreement in connection with such circumstances.

(k)           Withholding of Taxes.  All payments required to be made by the Company to the Executive under this Agreement shall be subject to the withholding of such amounts for taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

(l)            No Mitigation.  The Executive shall not be required to seek other employment or to reduce any payment or benefit payable hereunder, and no such payment or benefit shall be reduced on account of any compensation received by the Executive from other employment.

(m)          Resignation.  Upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign, and shall be deemed to have automatically resigned, from the Board and any other position as an officer, director or fiduciary of the Company and any Company-related entity.

(n)           Claw Back. Notwithstanding anything to the contrary contained in this Agreement, if Executive is found by a court of competent jurisdiction (in a final judgment that is either not appealed or is non-appealable) or by any relevant regulator to have knowingly committed fraud against the Company or any of its Affiliates, or if Executive is found to have actively participated in, knowingly concealed or covered up, or knowingly failed to identify a material misstatement in the Company’s financial statements, the Executive’s LTI awards granted in the three calendar years prior to such judgment, whether vested or unvested, shall be immediately forfeited and cancelled, and Executive shall promptly return and repay to the Company, in respect of any Company shares, stock options or mutual fund units previously transferred to Executive pursuant to such LTI award agreements, an amount equal to the lesser of (i) the fair market value of such shares, stock options (based on the intrinsic value of such stock options) or mutual fund units on the date of vesting and (ii) the fair market value of such shares, stock options (based on the intrinsic value of such stock options) or mutual fund units on the date on which such repayment obligation arises, in each case, regardless of whether the Executive previously sold or otherwise disposed of such shares.  Notwithstanding this Section 4(m), however, under no circumstances shall the Company be entitled to claw back any vested or unvested shares of Company restricted stock, stock options or mutual fund unit awards granted to the Executive at the outset of his employment by the Company solely as incentive to join the Company (the “Sign-on Bonus”), if any, and any such awards granted prior to the three calendar years prior to such judgment.

5.                                      Restrictive Covenants.

(a)           Proprietary Information.

(i)            The Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the business or financial affairs of the Company or any of the Company’s Affiliates is and shall be the exclusive property of the Company or the Company’s Affiliates.  Such information and know-how shall include, but not be limited to, trade secrets, ideas, skills, knowledge, improvements, works of authorship, inventions (whether or not patentable), products, processes, methods, techniques, formulas, compositions, projects, developments, plans, research data, financial data, personnel data, technical, business, financial, customer and product development plans and forecasts, salaries and terms of compensation of employees, computer programs, computer codes, algorithms, modules, scripts, features, and modes of operation, designs, technology, internal documentation and employee, customer and supplier lists, contacts at or knowledge of current or prospective customers of the Company or the Company’s Affiliates or their clients, and such other information concerning the Company or any of the Company’s Affiliates (collectively, “Proprietary Information”).  Except in connection with, and on a basis consistent with, the performance of the Executive’s duties hereunder, the Executive shall not disclose any Proprietary Information to others outside the Company or the Company’s Affiliates or use the same for any unauthorized purposes without written approval by the Company, either during or after the Executive’s employment with the Company.  The Executive understands that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to the Proprietary Information.

(ii)           The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, computer software, computer discs, tapes, printouts, source, html and other code, flowcharts, schematics, designs, photographs, charts and customer lists, or other written, photographic, or other tangible material, whether printed, typewritten, handwritten, electronically stored on disk, tapes, hard drives or other storage media, containing or embodying Proprietary Information or any other information concerning the business, operation or plans of the Company or any of the Company’s Affiliates, whether created by the Executive or others, which shall come into the Executive’s custody or possession (collectively, “Company Materials”), shall be and are the exclusive property of the Company or the Company’s Affiliates to be used by the Executive only in the performance of the Executive’s duties for the Company.  The Executive understands that the Company possesses or will possess Company Materials that are important to the Company, the Company’s Affiliates and the customers and employees of the Company and the Company’s Affiliates and the Executive agrees to deliver to the Company upon the Executive’s termination of employment with the Company or at such other times as requested by the Company all Company Materials in the Executive’s possession, custody or control or to certify to the loss or destruction of such Company Materials.

(iii)          The Executive agrees that the Executive’s obligation not to disclose or use information, know-how and records of the types set forth in Sections 5(a)(i) and 5(a)(ii) hereof, also extends to such types of information, know-how, records and tangible property of customers of the Company or the Company’s Affiliates or suppliers to the Company or the Company’s Affiliates or other third parties who may have disclosed or entrusted the same to the Company or the Company’s Affiliates or to the Executive in the course of the Company’s business.

(iv)          Notwithstanding the foregoing, such Proprietary Information shall not include information which (A) is or becomes generally available or known to the public, other than as a result of any disclosure by the Executive in violation hereof, or (B) is or becomes available to the Executive on a non-confidential basis from any source other than the Company, other than any such source that the Executive knows is prohibited by a legal, contractual, or fiduciary obligation to the Company from disclosing such information.

(v)           In the event that the Executive is requested pursuant to, or becomes compelled by, any applicable law, regulation, or legal process to disclose any Proprietary Information or Company Materials, the Executive shall provide the Company with prompt written notice thereof so that the Company may seek a protective order or other appropriate remedy or, in the Company’s sole and absolute discretion, waive compliance with the terms hereof.  In the event that no such protective order or other remedy is obtained, or the Company waives compliance with the terms hereof, the Executive shall furnish only that portion of such Proprietary Information or Company Materials which the Executive is advised by his counsel and agreed to with Company counsel is legally required.  The Executive will cooperate with the

Company, at the Company’s sole cost and expense, in its efforts to obtain reliable assurance that confidential treatment will be accorded such Proprietary Information and Company Materials.

(b)           Non-Disparagement.  During the Executive’s employment with the Company and for a period of at least three (3) years following termination of his employment for any reason, the Executive shall not make any statement that is intended to or would be reasonably likely to disparage or encourage or induce others to disparage the Company, its Affiliates or any of its or their past and present officers, directors,  products or services.  Similarly, the Company agrees that, during the Executive’s employment with the Company and for a period of at least three (3) years following termination of the Executive’s employment for any reason, it shall not, and it shall instruct its directors, senior executive officers and other individuals authorized to make official communications on the Company’s behalf not to make, or cause to be made, any statement or to communicate any information that disparages or reflects negatively on Executive.  For purposes of this Agreement, the term “disparage” includes, without limitation, comments or statements by one party hereto to the press, to the other party’s (or its  affiliate’s) employees or to any individual or entity with whom the other party has a business relationship (including, without limitation, any vendor, supplier, customer or distributor) that is intended to or would be reasonably likely to adversely affect in any manner:  (i) the conduct of any business, services or products of the other party (including, without limitation, any business plans or prospects), or (ii) the business reputation of the other party.  Nothing in this Section 5(b) is intended to or shall prevent either party from providing, or limiting testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, or to defend that party from a breach by the other party or its agents, employees, directors or other persons authorized to speak for the breaching party.

(c)           Noncompetition and Nonsolicitation.

(i)            During the Executive’s employment with the Company and for a period of six (6) months following termination of employment for any reason, without the prior written consent of the Company, the Executive shall not within the continental United States, directly or indirectly, either for the Executive or any other person,  manage, control, materially participate in, permit the Executive’s name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner, any entity that engages in or owns, invests in, manages, conducts or controls any venture or enterprise engaged in any Competitive Business.  Nothing herein shall prohibit the Executive from being a passive owner of the equity securities of a corporation engaged in any Competitive Business, so long as the Executive has no active participation in the business of such corporation.  As used herein, the term “Competitive Business” shall mean any business which provides as its principal business investment advisory or investment management services.

(ii)           During the Executive’s employment with the Company and for a period of twelve (12) months following termination of employment for any reason, the Executive shall not, directly or indirectly, (A) solicit, induce or attempt to induce or aid others in inducing an employee of the Company or any of the Company’s Affiliates to leave the employ of the Company or any of the Company’s Affiliates, or in any way interfere with the relationship between the Company and an employee of the Company or any of the Company’s Affiliates, except in the proper exercise of the Executive’s authority, or (B) hire or attempt to hire any employee of the Company or any of the Company’s Affiliates.

(iii)          If, at the time of enforcement of this Section 5(c), a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the Executive and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent permissible under applicable law.

(d)           Enforcement; Forfeiture.  In the event of a breach or threatened breach of any of the provisions contained in this Section 5, the Executive agrees that the Company shall be entitled to injunctive or other equitable relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and the Executive acknowledges that damages would be inadequate and insufficient.  The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages.

(e)           Survival.  The terms and provisions of Sections 4 and 5 shall survive the Executive’s termination of employment with the Company for any reason and shall be fully enforceable thereafter.

6.                                      Cooperation.

The Executive hereby agrees that, following termination of employment for any reason, the Executive shall reasonably cooperate with the Company and its Affiliates in providing information and assistance that the Company and its Affiliates reasonably requests and in taking such other action as the Company and its Affiliates may reasonably request including, without limitation, consultation concerning the Executive’s areas of responsibility.  The Executive further agrees to reasonably assist the Company and its Affiliates with respect to all reasonable requests to testify in connection with any legal proceeding or matter relating to the Company or its Affiliates, including but not limited to, any federal, state or local audit, proceeding or investigation, other than proceedings relating to the enforcement of this Agreement or other proceedings in which the Executive is a named party whose interests are adverse to those of the Company.  The Company will reimburse any reasonable out-of-pocket expenses incurred by the Executive incurred at the request of the Company in connection with any such cooperation or participation.

7.                                      Notices.

Any notice or other communication required or permitted to be given under this Agreement (a “Notice”) shall be in writing and delivered in person, by facsimile transmission (with a Notice contemporaneously given by another method specified in this Section 7), by overnight courier service or by postage prepaid mail with a return receipt requested, at the following locations (or to such other address as either party may have furnished to the other in writing by like Notice.  All such Notices shall only be duly given and effective upon receipt (or refusal of receipt).

If to the Executive:                                       At the last address on the records of the Company.

If to the Company:             Janus Capital Group Inc.

151 Detroit St.

Denver, CO 80206

Attn:  General Counsel

Facsimile:  303-639-6662

8.                                      Arbitration.

Except as specifically provided herein, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator mutually selected by the parties, in the State of Colorado, in accordance with the rules of the American Arbitration Association for employment disputes then in effect.  If the parties are unable to agree on a single arbitrator, each party shall select an arbitrator and the two arbitrators selected by the parties shall select a third arbitrator.  If three arbitrators are selected, they shall act by majority vote.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Each party shall bear their own costs and expenses of any such arbitration proceeding and shall share equally the costs of the third arbitrator, if any.  In the event of any dispute or controversy hereunder, each party hereto shall be responsible for its own legal fees.

9.                                      Waiver of Breach.

Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Company.

10.                               Non-Assignment; Successors.

This Agreement is personal to each of the parties hereto.  Except as provided in this Section 10, no party may assign or delegate any rights or obligations hereunder without first obtaining the advanced written consent of the other party hereto.  Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  The Company may assign this Agreement to a person or entity that is an Affiliate or to any successor to all or substantially all of the business and/or assets of the Company which assumes in writing, or by operation of law, the obligations of the Company hereunder.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11.                               Severability.

To the extent that any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

12.                               Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.          Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application hereto of the laws of any jurisdiction other than the State of Colorado.  In furtherance of the foregoing, the internal law of the State of Colorado shall control the interpretation and construction of this Agreement, even though under any other jurisdiction’s choice of law or conflict of law analysis the substantive law of some other jurisdiction may ordinarily apply.

14.                               Compliance with 409A.

(a)           This Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable.  Separation pay provided under this Agreement is intended to be exempt from Section 409A under the “separation pay exception,” to the maximum extent applicable.  Further, any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception.  Notwithstanding anything in this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month period.  If Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death.

(b)           All separation payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code.  For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  In no event may the Executive, directly or indirectly, designate the calendar year of a payment.  All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

15.                               Entire Agreement.

This Agreement constitutes the entire agreement by the Company and the Executive with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral.  This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

/s/ Richard M. Weil
Executive

JANUS CAPITAL GROUP INC.

By:	/s/ Steven L. Scheid
Steven L. Scheid
Chairman of the Board

Exhibit A

LEGAL RELEASE

This Legal Release (“Release”) dated as of the last date executed below (the “Release Date”) is between Janus Capital Group Inc. (“Janus”) and Richard M. Weil (“Executive”) (each a “Party,” and together, the “Parties”).  Any terms not defined herein shall be defined as set forth in the Severance Agreement (defined below).

Recitals

A.     Executive and Janus are parties to a Severance Rights Agreement dated as of February 1, 2010, to which this Release is appended as Exhibit A (the “Severance Agreement”).  Executive’s employment terminated on [date] (the “Date of Termination”) under circumstances that give rise to payments and benefits under Section 4 thereof.

B.      Executive wishes to receive the payments and/or benefits defined in Section 4 of the Severance Agreement and this Release, which payments and/or benefits are conditioned upon Executive’s execution (and non-revocation) of a full waiver and release in the form hereof.

C.         Janus wishes to benefit from the covenants and agreements referred to in the Severance Agreement and in this Release, and other good and valuable consideration, the receipt and sufficiency of which is hereby irrevocably acknowledged.

Agreement

The Parties agree as follows:

1.             Confirmation of Severance Benefit Obligation.  Janus shall pay or provide to the Executive the entire severance benefit to which Executive is entitled pursuant to Section 4 of the Severance Agreement (the “Severance Benefit”), as, when and on the terms and conditions specified in the Severance Agreement.

2.             Legal Release of Claims by Executive.

(a)           Executive, individually and on behalf of Executive’s heirs, personal representatives, executors, administrators, successors and assigns, knowingly and voluntarily releases, waives and forever discharges Janus and its affiliates and any of their respective parents, subsidiaries and affiliates, together with all of their respective past and present directors, officers, shareholders, trustees, members, managers, partners, employees, agents, attorneys, representatives and insurers, and each of their affiliates, heirs, predecessors, successors and assigns (collectively, the “Company Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, losses, damages and liabilities of any kind and nature whatsoever, whether known or unknown, whether suspected or unsuspected, whether in law or in equity, whether fixed or contingent (“Claims”), that Executive or Executive’s heirs, executors, administrators, or assigns ever had, now have, or may hereafter claim to have against any of the Company Releasees by reason of any matter, cause or thing whatsoever from the beginning of time through the Release Date, whether or not previously asserted before any state or federal court, agency or governmental entity or any arbitral body.  This legal release includes, without limitation, any rights or claims relating in any way to Executive’s employment relationship and/or association with Janus or any of the Company Releasees, or Executive’s resignation therefrom, and all rights and claims arising under federal, state, or local laws prohibiting disability, handicap, age, sex, race, national origin, religion, sexual orientation, retaliation, or any other form of discrimination, such as the Americans with Disabilities Act, 42 U.S.C.§§ 12101 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.; Title VII of the 1964 Civil Rights Act, as amended, 42 U.S.C. §§ 2000e et seq.; Claims for intentional infliction of emotional distress, tortious interference with contract or prospective advantage; Claims for breach of express or implied contract; and under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and a Company Releasee; promise, misrepresentation, negligence, estoppel, defamation, violation of public policy and other tort claims; any claim for costs, fees, or other expenses, including attorneys’ fees; and any rights relating to any long-term incentive award granted to Executive by Janus or any affiliate thereof (“LTI Award”) that had not vested by its own terms as of the Date of Termination; provided, however, that notwithstanding the foregoing or anything else contained in this Release, the legal release set forth in this Section 2(a) shall not extend to: (i) any unpaid amounts due under Section 4(g) of the Severance Agreement that were earned or reimbursable prior to the Date of Termination; (ii) any rights arising under or recognized by this Release or the Severance Agreement; (iii) any rights related to any LTI Award or Sign-On Bonus to the extent that such LTI Award or Sign-On Bonus had vested as of the Date of Termination or shall become vested pursuant to Section 4(c) of the Severance Agreement (collectively “Vested LTI Awards”); (iv) any rights to indemnification under the terms of the Severance Agreement, the by-laws, charter or any insurance policy under which Executive is entitled to coverage; (v) any rights to which the Executive is entitled to under any of the pension, welfare or other employee benefit or incentive plans, programs or arrangements maintained by the Company; or (vi) be construed to prohibit Executive from bringing appropriate proceedings to enforce this Release (the “Executive Excluded Claims”).

(b)           In order to provide a full and complete release, Executive understands and agrees that this Release is intended to include all claims, if any, covered under this Section 2 that Executive may have and not now know or suspect to exist in Executive’s favor against the Company Releasees and that this Release extinguishes such claims, other than the Executive Excluded Claims.  Thus, Executive expressly waives all rights under any statute or common law principle in any jurisdiction that provides, in effect, that a general release does not extend to claims which Executive does not know or suspect to exist in Executive’s favor at the time of executing the Release, which if known by Executive may have materially affected Executive’s settlement with the Company Releasees, other than the Executive Excluded Claims.

(c)           Executive hereby warrants that Executive has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above.  Executive further states and agrees that Executive has not experienced any illness, injury, or disability compensable or recoverable under the worker’s compensation laws of Colorado or other applicable state’s worker’s compensation laws, that has not as of the Release Effective Date been made the subject of a claim for Workers’ Compensation benefits, and Executive

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agrees that Executive will not file a worker’s compensation claim asserting the existence of any such illness, injury, or disability.  Executive has specifically been advised and urged by Janus to consult with Executive’s attorneys with respect to the agreements, representations, and declarations set forth in the previous sentence.  Executive understands and agrees that by signing this Release Executive is giving up Executive’s right to bring any legal claim against any Company Releasee concerning, directly or indirectly, Executive’s employment relationship with Janus, including Executive’s separation from association and/or employment, and/or any and all contracts between Executive and any Company Releasee, express or implied.  Executive agrees that this Release is intended to be interpreted in the broadest possible manner in favor of the Company Releasees, to include all actual or potential legal claims that Executive may have against any Company Releasees, except as specifically provided otherwise in this Release, and acknowledges that this Release provides Executive with benefits to which Executive would not otherwise be entitled, and understands its terms and that Executive enters into this Release freely, voluntarily, and without coercion.

(d)           Executive acknowledges that Executive consulted with an attorney of Executive’s choosing before signing the Severance Agreement and this Release, and that Janus provided Executive with no fewer than thirty-eight (38) days following the Date of Termination during which to consider whether to sign this Release and, specifically, the release set forth in Section 2(a) above, although Executive may sign and return the Release sooner if Executive so chooses.  Executive further acknowledges that Executive has the right to revoke this Release for a period of seven (7) days after signing it and that this Release shall not become effective until such seven (7)-day period has expired (the “Release Effective Date”).  Executive acknowledges and agrees that if Executive wishes to revoke this Release, Executive must give notice of such revocation in conformity with Section 4(b) below, no later than 5 p.m. (Mountain Time) on the seventh (7th) day after Executive has signed this Release.  Executive acknowledges and agrees that, if he revokes this Release, Executive shall have no right to receive the Severance Benefit.  If Executive does not revoke/rescind this Release within such seven (7)-day period, this Release shall become final and binding and shall be irrevocable.

(e)           Executive agrees to pay all taxes relating to or arising from any payment made or consideration provided pursuant to the Severance Agreement (other than as expressly provided for therein); provided that all payments required to be made by the Company to the Executive under the Severance Agreement shall be subject to the withholding of such amounts for taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

(f)            Janus shall reimburse Executive for his reasonable business expenses related to his employment with Janus through the Date of Termination, consistent with the Janus’s policies, and conditioned on Executive’s presentation to Janus, within 10 (ten) days after the Release Effective Date, of documentation verifying such expenses.

3.             Legal Release of Claims by Janus.

(a)           Janus, individually and on behalf of its controlled subsidiaries, assignees, successors and assigns (collectively, the “Janus Releasors”), knowingly and voluntarily releases, waives and forever discharges Executive and his heirs, personal representatives, executors, administrators, successors and assigns, each in their capacity as such (collectively, the

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“Executive Releasees”) from any and all Claims that any of the Janus Releasors ever had, now have, or may hereafter claim to have against any of the Executive Releasees by reason of any matter, cause, action, omission, course or thing whatsoever from the beginning of time through the Release Date whether or not previously asserted before any state or federal court, agency or governmental entity or any arbitral body.  This legal release includes, without limitation, any rights or claims relating in any way to Executive’s employment relationship, service relationship, and/or association with Janus or any of the Janus Releasors, or Executive’s resignation therefrom, Claims for tortious interference with contract or prospective advantage; Claims for breach of express or implied contract; and under any policy, agreement, understanding or promise, written or oral, formal or informal, between Janus and Executive; promise, misrepresentation, negligence, estoppel, defamation, violation of public policy and other tort claims; any claim for costs, fees, or other expenses, including attorneys’ fees; and any rights relating to any LTI Award; provided, however, that notwithstanding the foregoing or anything else contained in this Release, the legal release set forth in this Section 3(a) shall not extend to (i) any rights arising under or recognized by this Release; (ii) any right of Janus in the Severance Agreement; (iii) any claims involving good faith allegations of fraud, embezzlement or other violations of criminal statutes by Executive with respect to the Company, shareholder claims that are made against directors or officers relating to Executive’s tenure as an officer or director, any breach of fiduciary duty by Executive as an employee, officer or director of Janus which is not indemnifiable under the laws of Colorado or Delaware; or (iv) be construed to prohibit Janus from bringing appropriate proceedings to enforce this Release (the “Janus Excluded Claims”).

(b)           In order to provide a full and complete release, Janus understands and agrees that this Release is intended to include all claims, if any, covered under this Section 3 that Janus may have and not now know or suspect to exist in Janus’ favor against the Executive Releasees and that this Release extinguishes such claims, other than the Janus Excluded Claims.  Thus, Janus expressly waives all rights under any statute or common law principle in any jurisdiction that provides, in effect, that a general release does not extend to claims which Janus does not know or suspect to exist in Janus’ favor at the time of executing the Release, which if known by Janus may have materially affected Janus’ settlement with the Executive Releasees, other than the Janus Excluded Claims.

(c)           Janus hereby warrants that Janus has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above. Janus understands and agrees that by signing this Release Janus is giving up Janus’ right to bring any legal claim against any Executive Releasee concerning, directly or indirectly, Executive’s employment relationship with Janus, including Executive’s separation from association and/or employment, and/or any and all contracts between Janus and Executive, express or implied.  Janus agrees that notwithstanding any other provision of this Release to the contrary, this Section 3 is intended to be interpreted in the broadest possible manner in favor of the Executive Releasees, to include all actual or potential legal claims that Janus may have against any Executive Releasees, except as specifically provided otherwise in this Release, and acknowledges that this Release provides Janus with benefits to which Janus would not otherwise be entitled, and understands its terms and that Janus enters into this Release freely, voluntarily, and without coercion.

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4.     Miscellaneous.

(a)           This Release shall be governed by and construed in accordance with the laws of the State of Colorado without reference to principles of conflict of laws. The captions of this Release are not part of the provisions hereof and shall have no force or effect.  This Release may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

(b)           All notices and other communications shall be in writing and shall be delivered personally to the party to receive the same, given by electronic means, or when mailed first class postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to receive the same as set forth below, or such other address as the party to receive the same may have specified by written notice given in the manner provided for in this Section 4(b).  All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

If to Executive, to:

If to Janus, to:

Janus Capital Group Inc.

Attention:  General Counsel

151 Detroit Street

Denver, Colorado 80206

(d)           The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release.

(e)           Executive’s or Janus’ failure to insist upon strict compliance with any provision of this Release or the failure to assert any right Executive or Janus may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Release.

(f)            Except with respect to Executive’s right to continued employment with Janus, which terminated on the Date of Termination, and except as otherwise specifically amended by this Release, the Severance Agreement shall remain in full force and effect according to its terms, including without limitation, Sections 4(n), 5 and 6 of the Severance Agreement.  From and after the Release Effective Date, this Release shall supersede all agreements between the parties other than the Severance Agreement and the agreements reflecting Vested LTI Awards.

(g)           All disputes relating to or arising from this Release shall be tried only in accordance with the arbitration provisions of Section 8 of the Severance Agreement.

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(h)           By entering into this Release, neither Janus nor Executive admits any impropriety, wrongdoing or liability of any kind whatsoever.

(i)            Each party shall promptly execute, acknowledge and deliver any additional document or agreement that the other party reasonably believes is necessary to carry out the purpose or effect of this Release.

(j)            By signing this Release, each Party acknowledges that the Party has carefully read and understands all the terms and provisions of this Release and has given them careful consideration, and that the Party voluntarily signs this Release as the Party’s own free act without coercion or duress.

(k)           Any Party contesting the validity or enforceability of any term of this Release shall be required to prove by clear and convincing evidence fraud, concealment, failure to disclose material information, unconscionability, misrepresentation or mistake of fact or law.

(l)            The Parties acknowledge that they have reviewed this Release in its entirety and have had a full and fair opportunity to negotiate its terms, in consultation with counsel of their own choosing.  Each Party therefore waives all applicable rules of construction that any provision of this Release should be construed against its drafter, and agrees that all provisions of the Release shall be construed as a whole, according to the fair meaning of the language used.

(m)          This Release may be signed in counterparts, each of which will be deemed an original and will constitute one and the same instrument.  The parties further agree that this Release may be executed by the exchange of facsimile signature pages provided that by doing so the parties agree to undertake to provide original signatures as soon thereafter as reasonable in the circumstances.

[SIGNATURE PAGE FOLLOWS]

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NOTE:  DO NOT SIGN THIS LEGAL RELEASE UNTIL AFTER EXECUTIVE’S DATE OF TERMINATION.

JANUS CAPITAL GROUP INC.

By:

Date:

EXECUTIVE

Richard M. Weil

Date:

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